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                                                                       Exhibit 5

            [LETTERHEAD OF ROTHGERBER, APPEL, POWERS & JOHNSON LLP]



                               February 17, 1998



Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112



Ladies and Gentlemen:

     You have requested our opinion in connection with the issuance of 2,432,300 shares of common stock, $0.01 par value, issued by Mail-Well, Inc. (the "Company") pursuant to an Underwriting Agreement dated February 12, 1998, and registered under that certain registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission on September 24, 1997 (File No. 333-36337) and amended on or about October 30, 1997, November 10, 1997 and November 12, 1997 and declared effective as of 2:45 Eastern Time on November 12, 1997 (the "Registration Statement").

     We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.


        Sincerely yours,

        ROTHGERBER, APPEL, POWERS & JOHNSON LLP

        /s/ ROTHGERBER, APPEL, POWERS & JOHNSON LLP